Exhibit 99.1

Event Name: Q4 2023 CoreCivic Earnings Call

Event Date: 2024-02-08T10:00:00 CST

Corporate Participants:

Michael Grant—CoreCivic, Inc.—Managing Director of Investor Relations

Damon Hininger—CoreCivic, Inc.—President, Chief Executive Officer

David Garfinkle—CoreCivic, Inc.—Chief Financial Officer, Executive Vice President

Conference Call Participants:

Joe Gomes—Noble Financial Capital Markets—Analyst

Marla Marin—Zacks Investment Research, Inc.—Analyst

Kirk Ludtke—Imperial Capital, LLC—Analyst

Brian Violino—Wedbush—Analyst

Greg Gibas—Northland Securities—Analyst

P R E S E N T A T I O N

Operator

Thank you for standing by, and welcome to the CoreCivic fourth-quarter 2023 earnings call. (Operator Instructions) As a reminder, today’s program is being recorded.And now I’d like to introduce your host for today’s program, Mr. Mike Grant, Managing Director of Investor Relations.

Michael Grant—CoreCivic Inc—Managing Director, Investor Relations

Thank you, operator. Good morning, ladies and gentlemen, and thank you for joining us today. Participating on today’s call are Damon Hininger, CoreCivic’s President and Chief Executive Officer; and David Garfinkle, our Chief Financial Officer. We’re also joined here in the room by our Vice President of Finance, Brian Hammonds.

On today’s call, we will discuss our financial results for the fourth quarter of 2023 as well as financial guidance for the 2024 year. We will also discuss developments with our government partners and provide you with other general business updates.

During today’s call, our remarks, including our answers to your questions, will include forward-looking statements pursuant to the Safe HarborProvision of the Private Securities and Litigation Reform Act. Our actual results or trends may differ materially as a result of a variety of factors, including those identified in our fourth-quarter 2023 earnings release issued after market yesterday and in our Securities and Exchange Commission filings, including Forms 10-K, 10-Q and 8-K reports.

You are also cautioned that any forward-looking statements reflect management’s current views only and the company undertakes no obligationto revise or update such statements in the future. On this call, management will also discuss certain non-GAAP measures. A reconciliation of the most comparable GAAP measurement is provided in the corresponding earnings release and included in the company’s quarterly supplemental financial data report posted on the Investors page of the company’s website at corecivic.com.

With that, it is my pleasure to turn the call over to our President and CEO, Damon Hininger.

Damon T. Hininger—CoreCivic, Inc.—President, Chief Executive Officer

Thank you, Mike. Good morning, and thank you for joining us for our fourth-quarter 2023 earnings call. On today’s call, I’ll provide the details of our fourth-quarter financial performance and introduce our 2024 full-year financial guidance. I will also discuss with you our latest operational developments and update you on the latest developments with our government partners.

Following my remarks, I will turn the call over to our CFO, Dave Garfinkle, who will review our financial results and our 2024 financial guidance in greater detail. He will also provide a more detailed update on our ongoing capital structure initiatives, including debt reduction, share buybacks, and our new bank credit facility attained in the fourth quarter.

I’ll now provide a brief overview of our fourth-quarter financial results. In the fourth quarter, we generated revenue of $491.2 million, which was a 4% increase compared to the prior-year quarter. This increase comes in spite of the expiration of our federal prison contract with the Federal Bureau of Prisons at our previously owned McRae Correctional Facility in November of 2022, and the expiration of our lease agreement with the Oklahoma Department of Corrections at our North Fork Correctional Facility on June 30, 2023. Excluding these two expirations, our total revenue increased 6%, demonstrating strong occupancy and revenue growth from our CoreCivic safety and community portfolios.

We generated normalized funds from operations or FFO of $51.3 million or $0.45 per share compared to $49.1 million or $0.42 per share in the fourth quarter of 2022, representing a per-share increase of 7%. The increase in FFO was driven by the higher federal and state populations combined with lower interest expense resulting from our debt reduction strategy.

The increase in FFO occurred despite the sale of our McRae facility and the expiration of the lease with Oklahoma, which resulted in a combined reductions to EBITDA of $2.3 million from the prior-year quarter. We have achieved significant improvements in our attraction and retention rates, resulting from staffing strategies as well as an overall improvement in the hiring environment.

That said, labor market pressures have necessitated temporary incentives and related incremental operating expense experienced through 2023, including the fourth quarter. As we leave 2023, we believe that more favorable operating expense trends should continue as the tight labor market continues to loosen and as we continue to progress toward pre-pandemic staffing and occupancy levels.

As mentioned on the past several conference calls, we have made significant investments in our existing staff and have successfully increased our staffing levels through improved recruiting and retention. These were the right investments to make, and they have enabled us to reduce usage of temporary incentives from the prior-year quarter and have positioned us well to manage our customers’ higher population needs.

In the fourth quarter of 2023, we achieved our highest occupancy rates since the second quarter of 2020, which as you may recall is the quarter immediately following the start of the COVID-19 pandemic response. From the fourth quarter of 2022 to the fourth quarter of this year, occupancy in our safety segment increased from 72% to 74.7%, and occupancy in our community segment increased from 58.4% to 63.7%.

The increase in occupancy in our safety segment primarily resulted from higher detention population from our largest government partner, Immigrations and Customs Enforcement or ICE. On May 11, AHA 42, a temporary public health warning issued by the CDC that had essentially closed our nation’s border to asylum seeking individuals since the onset of the COVID-19 pandemic, came to an end.

At the same time, occupancy restrictions implemented during the pandemic at our ICE facilities also came to an end. Without the authority granted under Title 42 to deny entry to or quickly remove individuals from United States, there has been an increase in the number of people of custody of the Department Homeland Security or DHS.

ICE is one of the two agencies within the DHS that is responsible for enforcing immigration laws, arresting and attaining individuals who have entered the country illegally. These activities have increased since the end of Title 42 and the country continues to report record numbers of people encounter at the southern border.

Last quarter, we reported on the increase in demand for detention capacities since AHA 42 was lifted. From mid-May 2023 through December of 2023, the number of individuals in the custody of ICE increased 74%. Over the same period, ICE detention populations within our facilities increased 76%, which we believe was possible in part because of our investments in staffing.

Because many of our federal contracts include a fixed payment component, the increase in residential populations do not result in proportionate increase in our financial results as such facilities until collections clear to minimum compensate debt total associated with the fixed payment levels. Most of our facilities are now at or above that level.

Increased proxy in our safety segment also resulted from broad-based, higher occupancy levels for many of our state government partners, notably from the states of Arizona, Georgia, Idaho, and Colorado. Now it’s in second year under management contract with the state of Arizona, our old Palma Correctional Center in Eloy, Arizona, continues to show improvements in occupancy as well as operating and financial metrics.

During the fourth quarter, we were able to sharply reduce the facility’s reliance on temporary labor resources and incentives due to strong local hiring and oversight. The fourth quarter was an exceptionally busy quarter for new contracts as our best-of-class services demonstrated outcomes and facilities provide a flexible resource to partners [incorporating] our financial services.

During the quarter, we signed and commenced three new management contracts, each of which boosts the incremental occupancy at already 40 facilities with available capacity. As a reminder, ours is a leveraged business model and higher utilization of our facilities is correlated with expanded margins.

In November, we announced a new management contract with the state of Montana to care for up to 120 male inmates at our 1,896 beds Saguaro Correctional Facility in Eloy, Arizona. The initial term of the contract is for two years and it may be extended by mutual agreement. A total term, including renewals, is up to seven years. We completed the intake process for the 120 inmates before year end.

At December 31, 2023, we also care for approximately 875 residents from Hawaii and nearly 600 residents from the state of Idaho at our Saguaro Correctional Facility. This new contract represents an expansion of our relationship with the state of Montana as we also manage for them the fully occupied company-owned Crossroads Correctional Center in Shelby Montana under a separate management contract.

Also in November, we announced a new management contract with the state of Wyoming to care for up to 240 inmates at our 2,672-bed Tallahatchie County Correctional Facility in Tutwiler, Mississippi. This is not our first time partnering with Wyoming as we previously cared for their inmates under a management contract that had not been utilized since 2019. The term of the new contract runs through June 30, 2026. The intake process for the 240 inmates was complete as of December 31, 2023.

Finally, we announced a third new management contract during November. This new contract is with Harris County, Texas, to care for up to 360 inmates at Tallahatchie County Correctional Facility. The contract includes the option for the county to access an additional 360 beds at the Tallahatchie Facility.

The initial contract term began on December 1, 2023, and ends November 30 of this year. The contract may be extended at the county’s option for up to four additional one-year terms. We began receiving inmates from Harris County during the fourth quarter of 2023 and we anticipate the intake process to be complete during the first quarter of this year.

Also, as an update on our county relationships, at the end of the third quarter, we signed a new major contract with Hinds County, Mississippi, for up to 250 adult male pre-trial detainees also at our Tallahatchie County Correctional Facility. We completed the intake of that population during the fourth quarter.

While historically we have focused more on federal and state contracts, it is interesting to note that many large counties throughout the United States have begun to experience capacity constraints as a result of both larger populations and infrastructure problems.

Expanded county jail populations typically precedes growth in state prison populations as the jail population is adjudicated and sentenced. Further, we remain in discussions with several additional jurisdictions to help address their challenges in the near to long term.

Now turning to our community segment, which is comprised of 23 residential reentry facilities, we experienced an increase in occupancy of 63.7% in the fourth quarter of 2023 from 58.4% in the prior-year period. Populations continued to improve across many of our facilities serving both of Bureau Prisons or BOP, as well as states, including Texas and Colorado.

We also provide electronic monitoring and case management services in our community segment. Our community segment represents a vital mission and is often critical to the successful reentry of residents in our care.

Net operating income in this segment increased 66% in the fourth quarter of 2023 from the prior year quarter due to the increase in occupancy as well as per diem increases we have been able to attain in contract renewals. We were also able to reduce temporary staffing incentives just as we did in our safety segment.

We expect the occupancy trend to continue in the community segment now that pandemic-related public health policies have come to an end and as more of our government partners return to these important residential reentry programs that help individuals be better prepared for successfully transitioning back from a period of incarceration into our communities.

Finally, the high performance of our colleagues and the high quality of our facilities continue to be rewarded with long-term commitments from our government partners. We never take for granted renewals of existing management contracts and continue to enjoy a contract retention rate of 95% over the five years through 2023, including the renewal of all 34 management contracts in our safety and community segments that came up for renewal during the course of the year.

As a reminder, we entered into an agreement with the state of Oklahoma to lease our 1,670-bed Davis Correctional Facility effective October 1, 2023. We successfully transitioned operations to the state, which is now operating our facility with government employees, effectively converting the facility from one in which we own and operated in our safety segment to one that we simply lease to the state.

That facility is now named the Allen Gamble Correctional Center and is now reported in our property segment. We remain pleased to have reached a mutually advantageous contract for this facility, and we value our ongoing relationship with the state of Oklahoma.

Looking forward, we remain optimistic in the long-term macro environment for our federal, state, and local business. Our governments are facing complex capacity, infrastructure, and population challenges, and we see increased opportunities to serve their growing needs.

At the federal level, although we continue to see a steady increase in detention bed utilization, the long-term impact of the end of Title 42 is still unclear as there are other factors that impact detention utilization levels by ICE. The most significant factor historically has been funding levels approved by Congress annually.

However, the country is still facing significant challenges at the southern border and geopolitical events only enhance the needs for border security. Although we are over through the way into the federal fiscal year, which ends September 30, 2024, the appropriations process for funding the remaining fiscal year remains in flux.

Further, a supplemental funding bill proposed by the administration that includes significant funding for DHS and ICE has not been acted upon by Congress. While there is bipartisan recognition of the need to fund DHS and ICE more robustly to address challenges at the southern border, a funding resolution has not been reached.

The outcome of the appropriations process is expected to have significant impact on the overall population levels in our ICE facilities moving forward. And even though detention funding and related services are just part of the overall solution, we are positioned well to serve their needs.

Another part of the overall management of the border that could potentially expand the scope of services includes alternatives to detention. Earlier last year, ICE issued a request for information, or RFI, for release and reporting management services. This RFI is seeking information about monetary technology, participant coordination services, including physical space, participant engagement, and interactions and program management and community service to help people comply with their immigration obligations.

Though not yet funded by Congress and only in the early stages, the RFI is intended to apply to noncitizens released from DHS custody, and according to the RFI, involves engaging with a large portion of the 5.7 million individuals on the current non-detained docket.

At the state level, overall state budgets are in very good shape. Most of our state partners are reporting increases in their prison populations and many states are also projecting further increases in their prison populations. Jail backlogs, which are a leading indicator for state prison populations, remain significant. Additionally, courts continue to normalize operations. And as cases are adjudicated, state correctional agencies will certainly be impacted.

In summary, while challenges and uncertainties remain, the general macro environment in which we operate continues to improve and our financial results have begun to reflect that improvement. Our occupancy is at multiyear high, our margin has begun to reflect the operating leverage that comes with higher occupancy, and we are making solid progress against labor-related cost pressures that rose sharply during that COVID-19 period.

In our press release, we introduced our 2024 full-year financial guidance. It includes normalized FFO per share forecast, a range of a $1.46 to $1.61, and EBITDA range of $300 million to $313 million.

As we have been sharing on these calls for over a year, our lease with the state of California for our California City Correctional Center ends March 31 of this year. That facility has generated slightly over $25 million in EBITDA. So the anticipated absence of that leads for the final three quarters of 2024 negatively impacts EBITDA and is reflected in our guidance.

Obviously, we are focused on a solution to the pending lease expiration with the state of California at California City. Finding a positive solution for this facility, which is in a great location and is comprised of further replicate beds, is a top priority for CoreCivic.

I’ll now turn the call over to Dave Garfinkle, our CFO, who will provide a more detailed look at our financial results in the fourth quarter. He will also discuss in detail our financial guidance for 2044, as well as progress on our capital markets activities and further details about our new bank credit facility and capital allocation strategy, including debt reduction and share buybacks.

Over to you, Dave.

David M. Garfinkle—CoreCivic, Inc.—Chief Financial Officer, Executive Vice President

Thank you, Damon, and good morning, everyone. In the fourth quarter of 2023, we reported GAAP net income of $0.23 per share compared to $0.21 per share in the prior-year quarter. Adjusting for special items, adjusted EPS during the fourth quarter of 2023 was $0.23 compared to $0.22 per share in the prior-year quarter. Normalized FFO per share was $0.45 during the fourth quarter of 2023 compared with $0.42 in the prior-year quarter.

As we disclosed last year, adjusted and normalized figures in the fourth quarter of 2022 included the impact of certain tax credits we were entitled to under the CARES Act. These credits were reflected as a reduction to operating expenses and favorably impacted per share results by $0.02 in the prior year quarter, net of related expenses resulting from the credits. The increase in adjusted EPS and normalized FFO per share resulted from higher occupancy from federal and state populations, the continued normalization of our operating expense structure, and lower interest expense partially offset by an increase in G&A expenses.

The trend of increasing ICE detention populations nationwide continued during the fourth quarter, albeit at a slower pace than the second and third quarters, following the expiration of Title 42 on May 11, 2023. Title 42 is a policy that had been used since March 2020 that denied entry at the US border to asylum-seekers and anyone crossing the border without proper documentation or authority in an effort to contain the spread of COVID-19.

At December 31, 2023, ICE detention populations nationwide were up to 37,131, a 5.2% increase from September 30. Average daily ICE detention populations within our facilities increased by 2023 residents or 23% during the fourth quarter of 2023 compared with the third quarter. Note that due to fixed payments at certain of our facilities, increases in populations do not always result in incremental revenue and compensated occupancy. Because increases can occur at facilities where population levels were already included in our compensated population.

Our average daily compensated population from ICE was up 7.5% from Q3 to Q4. Higher sequential ICE populations, combined with new contract awards and a continuing normalization of operating expenses, contributed to the increase in normalized FFO per share from Q3 of $0.35 to $0.45 in Q4, an increase of 29%; and adjusted EPS from Q3 of $0.14 to $0.23 in Q4, an increase of 64%.

Operating margins in our safety and community facilities improved to 24.4% in the fourth quarter of 2023 compared to 24.1% in the prior-year quarter and 21.3% in the third quarter of 2023. Excluding the impact of the aforementioned tax credits, margins were 22.6% in the prior-year quarter. The increase in our operating margins was due to the increases in occupancy, per diem increases we have been successful in obtaining, the continued normalization of operating expenses, and the successful transition of the Allen Gamble Correctional Center to a lease in our property segment.

Compensated occupancy in our safety and community facilities was 74% in the fourth quarter of 2023 compared to 71.1% in the prior-year quarter and up from 72% in the third quarter of 2023. The increases in occupancy enabled us to leverage incremental revenue over our fixed operating expenses. The increase in revenue resulting from the increases in occupancy was amplified by per diem increases we have been able to obtain, which increased 5.5% over the fourth quarter of 2022.

During the fourth quarter, we were able to continue reducing certain incremental labor-related expenses such as registry nursing, temporary wage incentives, and travel, despite inflation and labor market pressures that have been steadily easing over the past several quarters. These three expense categories declined by $6.3 million from the fourth quarter of 2022 and $1.8 million from the third quarter of 2023. The successful transition of the Allen Gamble Facility effective October 1, 2023, improved operating margins in the fourth quarter of 2023 and will continue to provide a stable return in our property segment going forward.

Turning next to the balance sheet. As previously disclosed, during the fourth quarter, we completed an amendment and extension of our bank credit facility, effectively replacing our previous bank credit facility, increasing the total size from $350 million to 400 million. The new bank credit facility increases available borrowings under the revolving credit facility, which remains undrawn from $250 million to 275 million, and increases the size of the term loan from an initial balance under the previous facility of $100 million to $125 million, extended the maturity date to October 2028 from May 2026 and relaxed certain covenants while maintaining a similar pricing structure.

We remain focused on paying down debt and continue to make progress on our debt reduction strategy. Our debt reduction strategy resulted in a decrease to interest expense of $1.9 million from the fourth quarter of 2022 and a decrease in interest expense of $12 million from the full-year 2022.

During 2023, we repaid $157.8 million of debt or $130.3 million net of the change in cash. During 2023, we repurchased $27.9 million of our unsecured notes in the open market, including $6.9 million in the fourth quarter.

With clear visibility of reaching our targeted leverage ratio of 2.25 times to 2.75 times, during the fourth quarter, we repurchased 872,000 shares of our common stock under our share repurchase program at an aggregate cost of $12.5 million, bringing our 2023 totals to $3.5 million shares at an aggregate cost of $38.1 million or an average price of $10.97 per share. Going forward, we expect to allocate our free cash flow toward both paying down debt and repurchasing shares, maintaining discipline on our targeted leverage ratio.

Our leverage, measured by net debt to EBITDA, was 2.8 times using the trailing 12 months ended December 31, 2023. As of December 31, we had $122 million of cash on hand and an additional $257 million of borrowing capacity on our revolving credit facility, providing us with total liquidity of $379 million.

Moving lastly to a discussion of our 2024 financial guidance, we expect to generate EPS of $0.58 to $0.72 and FFO per share of $1.46 to $1.61. Our guidance reflects growth in state and local residential populations, largely attributable to the new contract awards obtained during the second half of 2023. Intakes under those contracts are substantially complete.

Our state populations also reflect higher utilization than expected under existing contracts that we began to experience in 2023. Our guidance further reflects an increase in our average daily federal populations in 2024 compared with 2023, mainly due to the expiration of Title 42 in May. We expect these federal populations to remain stable throughout 2024.

The most significant factor impacting detention utilization by our federal partners has historically been funding levels approved by Congress for ICE as detention capacity is insufficient to meet the demand at the southern border. Funding under a continuing resolution for the Department of Homeland Security, including ICE, expires March 8.

If Congress provides higher funding levels for detention beds or if the highly publicized supplemental funding bill is approved to include additional funding for border security, there could be upside to our guidance. Our guidance contemplates the continuation of an improving hiring market for labor with less reliance on temporary incentives, but resulting in higher staffing costs as we continue to progress toward pre-COVID staffing levels.

Our guidance contemplates the expiration of the lease with the state of California at our California City Correctional Center, effective March 31,

2024. This facility generated $31.1 million in revenue and $25.5 million in EBITDA during 2023 and is expected to result in a reduction to EBITDA of approximately $23 million to $24 million in 2024, including carrying costs such as maintenance, property taxes, and insurance that we will continue to incur after the lease expiration.

Our guidance does not include any other contract losses or any new contract awards, not previously announced because the timing of government actions on new contracts is always difficult to predict. While we are encouraged by the strength of our margins in the fourth quarter, sustained margins at this quarter’s level are likely to require higher populations as our staffing continues to return to pre-COVID levels.

For modeling our quarterly results, as a reminder, compared to the fourth quarter, Q1 is seasonally weaker because of one fewer day in the quarter, higher utilities, and because we incur approximately 75% of our unemployment taxes during the first quarter, resulting in a collective $0.04 per share decline from Q4 to Q1 and negatively impacting our operating margins.

Moving now to our capital allocation strategy. Since our Board authorized the share repurchase program in May 2022 through December 31, 2023, we repurchased 10.1 million shares of our common stock at an aggregate cost of $112.6 million, leaving $112.4 million under the Board authorization. We will remain opportunistic in repurchasing shares of our common stock and expect to repurchase additional shares in 2024, taking into consideration our leverage, earnings trajectory, stock price, liquidity, and alternative opportunities to book — to deploy capital.

Our guidance includes a range of repurchase scenarios at various amounts and at various assumed prices. We also expect to use our cash on hand and cash flow from operations to continue paying down debt, which could include additional open-market purchases or partial redemptions of our 8.25% senior notes, which are scheduled to mature in 2026 and become redeemable at 104.125% of par on April 15, 2024.

We continue to monitor the debt capital markets and could issue additional debt securities to refinance portions of our existing debt to extend our weighted average debt maturities if and when we determine that market conditions and the opportunity to utilize the proceeds are favorable. Given the strength of both our balance sheet and cash flows, we have tremendous flexibility in how we deploy our liquidity and free cash flow and balance our capital allocation strategy between debt repayments and share repurchases. Again, our guidance contemplates a range of scenarios associated with debt reduction and share repurchases.

We expect AFFO, which we consider a proxy for our cash flow available for capital allocation decisions, to range from $158.3 million to $175.3 million or $1.42 to $1.57 per share. We expect our normalized effective tax rate to be 27% to 29%, and the full-year EBITDA guidance in our press release provides you with our estimate of total depreciation and interest expense.

We are forecasting G&A expenses in 2024 to be consistent with 2023. We plan to spend $62 million to $66 million on maintenance capital expenditures during 2024, in line with $64 million incurred during 2023 and $7 million to $9 million for other capital investments compared to $4 million in 2023.

I will now turn the call back to the operator to open up the lines for questions.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions)

Joe Gomes, Noble Capital.

Joe Gomes—Noble Financial Capital Markets—Analyst

Good morning, Damon and David. Nice quarter.

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Hey. Good morning, Joe.

David Garfinkle—CoreCivic Inc—Chief Financial Officer, Executive Vice President

Morning, Joe.

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Thank you so much.

Joe Gomes—Noble Financial Capital Markets—Analyst

So I wanted to start with the ICE populations in the quarter. It sounds like you had some good growth sequentially there. And kind of like where are we today? And kind of in conjunction with that, going through the supplemental, it looks like you had two facilities that were not yet to 75% occupancy to ICE facilities at the end of the year. Where are they today? And how do we get those up and above that 75% occupancy level?

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Yes. So, Joe, let me tag team with Dave on that one. First part of your question, as of yesterday, our total population in our facilities from ICE was at 11,334. So I give you a real-time number on current utilization.

And I think that’s up, I think we did see a little bit of — which is pretty typical at that time of year with the holidays, I think we saw a little decline between Thanksgiving and Christmas again. That’s pretty typical based on seasonality.

And then maybe just a quick comment. Obviously, you probably know as much as I do and just kind of following the discussions within Congress between the Senate leadership and House leadership and where that all ends up. I know there’s a lot of people that don’t know if that’s going to be the path forward on the funding for additional resources with ICE, but that’s kind of bigger bill with Ukraine and Taiwan and is real funding. So again, we’ll see what happens here in the coming days and weeks.

So on a parallel path, we’ll watch off closely. The current fiscal year, as you know, is funded through early March. And we’ll be watching closely on kind of what appropriation of adjustments are done there, especially for DHS and ICE and Border Patrol.

But on facilities, let me pass it over to Dave.

David Garfinkle—CoreCivic Inc—Chief Financial Officer, Executive Vice President

Yes. I think, Joe, you may be asking kind of where the facility stand relative to fixed payments because not all of our facilities have those fixed payments. So I’m not sure which facilities you’re referring to that are below the 75%. They may or may not have fixed payments.

But in total, we’re really clearing those fixed payment hurdles at this point. They are probably in aggregate across the portfolio. A few hundred below the fixed payment level so they’re not thousands. So any incremental populations at this point would translate into incremental revenues for the most part.

Joe Gomes—Noble Financial Capital Markets—Analyst

Okay. Great. Thanks. And then in the guidance, you talked about you’re assuming kind of the flat ICE population. As we all know, the funding for last year was 34,000 beds. We’re at 38,500, I think, was the most recent ICE population number.

When you look at your guidance, are you expecting to be at that 34,000 level for funding? Or do you think it stays more in that 38,000? Just trying to get a little more detail there.

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Yes. I’ll let Dave talk a little bit about our actual guidance, but I just — the bigger number for ICE, so all populations, not just CoreCivic, it’s kind of hard to say. They’ve been working, as you know, since October 1 under continued resolutions. And so basically, that’s taking the funding level from last year of 34,000 in this year.

So they clearly feel like they’re in a position to go a little higher than that as we’ve gotten into a couple of months into the fiscal year. So could they go ahead and maybe fund that for the rest of the year at 34,000 but still run at 38,000? That possible.

As you know, last year, they did the reprogramming, I think during the middle of the fiscal year. That may be part of the strategy; that maybe Plan B. Don’t know. But again, I think the next couple of weeks will be pretty critical on determining obviously what happens for the rest of the year.

I will say, though, that — and maybe a little more to your second part of your question about the guidance. National number, obviously, that will go up and down. It didn’t necessarily go in proportion with our populations.

So the national number maybe go down a little bit but our population is pretty flat. And based on utilization and what we’re hearing kind of on the ground with our various stakeholders from ICE and the different parts of the country where we operate gives us some comfort that we’ve got a pretty good number for the rest of the year. But let me add — let Dave add to that.

David Garfinkle—CoreCivic Inc—Chief Financial Officer, Executive Vice President

I think at a high level, Joe, the guidance would reflect populations consistent with what we saw in the fourth quarter. So we’re not anticipating a supplemental funding going through or even when funding gets refreshed on March 8, whether that’s a continuing resolution or a full budget for the rest of the year.

We’re not anticipating significant increases. And as I mentioned in my prepared remarks, if they do see increases in funding for detention beds, that could be upside to our guidance. Likewise, we’re not assuming a decline in those populations. Our populations, like I said, probably from the fourth quarter. So pretty stable populations, at least at the federal level throughout 2024.

Joe Gomes—Noble Financial Capital Markets—Analyst

Okay. Thanks. Damon, you didn’t mention anything really on the US Marshals Service. I’m wondering if you might give us a little update on that client.

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Yes, I appreciate that question. Yes, we’re basically just kind of seeing a steady as it goes. The populations have been up or down a little bit nationally. Our populations also fit up down a little bit. I think the national population right now for the March service is around 57,000 and 58,000.

That’s been pretty stable over the last probably six, eight months down a little bit over the last two, three years. But last — again, 6, 8, 10 months we’re pretty stable. So we’re kind of forecasting that for the rest of the year. Don’t see any big, real changes with that customer for the rest of the year.

I don’t know if anything you would add to that, Dave.

David Garfinkle—CoreCivic Inc—Chief Financial Officer, Executive Vice President

Yes, our populations were very consistent in Q4 with Q3. In fact, they were up slightly.

Joe Gomes—Noble Financial Capital Markets—Analyst

Okay, great. And on the community segment, you kind of touched on this a little bit, David. There was a large increase in the revenue per compensated mandate. I think year over year was up about $12.

You mentioned a little bit about some contract renewals you got. Is there anything else that’s driving that? Should we kind of expect that as more of a high-water mark? Or do you think there’s more potential upside in that revenue per compensated mandate on the community side?

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Yes. Joe, actually, I’ll tackle that one. Yes, we’ve seen a couple of quarters in a row of really strong growth on the community side. So as you know, both occupancy growing but also we’ve had some really good renewals where we’ve got kind of reset the pricing on the compensated for the contract, I should say. So we continue to see good support to increase populations there.

Again, that was part of the population that was easy to go ahead and release with social distancing and everything going on with COVID. So we really think the big kind of bounce back is because now that the pandemic is over and some of those concerns were alleviated from a health perspective, we continue to see populations go up. So again, really, really pleased with that and continue to see good growth there.

Joe Gomes—Noble Financial Capital Markets—Analyst

Okay. And one more for me and I’ll step aside here. Just you mentioned Cal City and you’re looking for alternatives there. Whenever there’s anything significant you can tell us in terms of who you’re talking to for that and any other types of new business that might be here in the near term?

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Yes. So Cal City is a new business. So not here to discuss any specific client for that facility. But as noted in my script, I mean, it is a great location. Southwest, it’s not far from Los Angeles. So we think a state partner or a federal partner would be a good solution for this facility.

So I think you know, Joe, in the past, the marshal service and ICE have used that facility in the past. So it’s a great facility for their mission. So we are continuing to have conversations and see that again as a great solution, knowing this location, but also its capabilities within the actual facility.

To your second question about just generally about new business, I’ll tell you, I have met with a lot of governors and secretaries and directors of corrections here in the last probably six or eight months. And the message just continues to be the same: really challenging infrastructure issues within their system. Facilities are becoming more and more overcrowded as populations are starting to come out of the jails that have been backed up because, of course, being closed. And then also seeing significant population increases over the next three to five years. So that message continues to be conveyed to us from our partners.

The other thing I’ll just say that maybe is a little bit surprise for folks is that some of our customers, they closed either units or maybe entire facilities during COVID and what facilities they targeted for closure are usually the ones again that are maybe older, maybe more difficult to operate, but maybe really challenging the staff.

And so some of this, kind of more immediate opportunity for us are coming from customers to say, we close XYZ facility in certain part of our jurisdiction. And it just doesn’t make operational sense for us to reactivate it.

So basically, what I’m saying is you may have a system or systems that their operational capacity has declined a little bit because they’ve got units or facilities that just didn’t make sense to reactivate. And so that’s created a little more demand from them to use capacity in our system there. But I don’t know, I guess you’d add to that, Dave.

David Garfinkle—CoreCivic Inc—Chief Financial Officer, Executive Vice President

Just reemphasizing, the underlying drivers of the new contracts that we signed in the second half of 2023 are still there. And as David just mentioned, getting more urgent. So we feel really good about prospects moving into 2024 and have good momentum, having signed three new contracts in the fourth quarter and another contract in the third quarter that’s both with state and county governments. So good momentum as we’re going into ‘24.

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Yes. I really appreciate that. One other thing I’d just say, Joe, and we mentioned in our script, but want to reinforce it, and that is: as you know, we leaned a little forward on staffing around the enterprise about a year ago and also impacted a little bit our margins. And I know we had some good conversations about that along the way. But we think some of those investments are really now — we’re getting the benefits of that now with some of these new contracts.

Again, obviously, we’re watching closely what happens with ICE with this supplemental. There was some discussion about funding there for 50,000 beds nationwide, again, who knows how likelihood that is with the supplemental.

But as long as we saying, we continue to be very thoughtful on the staffing front, not just on what the needs are today, but trying to probably anticipate a little bit what customer need is either with existing customers or new customers.

Joe Gomes—Noble Financial Capital Markets—Analyst

Great. Thanks again for taking my questions and congrats on the quarter.

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Thank you, sir.

Operator

M. Marin, Zacks.

Marla Marin—Zacks Investment Research, Inc.—Analyst

Thank you. So given COVID, the courts were obviously in advance. And now that they’re back up and running, it seems that we’re still seeing a backlog. And it seems like rather than getting smaller, it’s appearing treatment to grow. So if that’s the case, how do you think that might impact some of your utilization rates and some of your post COVID facilities?

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Yes. It’s a good question. And yes, it’s a little bit of a couple of different catalysts. You alluded to it with you, of course, going to get back to where they were operationally pre-COVID in this backlog that is we’ve seen in numbers and jail populations nationwide.

So again, we’re seeing that now. I think again, with contracts like with Montana, increased utilization in Idaho. Wyoming as we talked about, I mean, I think that’s part of the reason. I think again, I think another part of the reason is, again, some of these systems took some capacity offline. And just that, okay, it just makes sense for us to reactivate it to more cost effective. You’re probably going to give a lot better outcomes, too, by using capacity within CoreCivic.

And I guess the third thing I’d just say is that looking at another lead indicator, which is kind of crime rates around the country and some of the actions that are happening at the state and local level, I think that’s also going to have some material impact on populations on top of what we’re seeing today because of the backlog with COVID.

But is there anything you’d add to that, Dave?

David Garfinkle—CoreCivic Inc—Chief Financial Officer, Executive Vice President

No, I don’t have anything add, Damon. You covered it.

Marla Marin—Zacks Investment Research, Inc.—Analyst

Okay. So you also talked about in your prepared remarks, you mentioned alternatives to retention. And I’m guessing that that would include your electronic monitoring services, maybe the community service corporations.

Do you see — and you talked before about how you had some good quarters on community services operations. Do you see that as potentially benefiting from some of the changes we’re seeing in the courts and in prisons’ views about prison detention?

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Yes. I mean — and keep me answer, Dave. I say on the community, again, the big driver there has been just increased utilization from a population perspective into our facilities and also some favorable renegotiation of contract terms, again, we’ve had some improvements on the per diem and the compensated day rates.

But we also are seeing, again, good use and good attraction to our monitoring, our case management services and other support services we can do within the community segment. But I’ll also say, and I think maybe a part of your question, too, we remain really bullish on that for the community business. And so we continue to make investments in both people and technology to meet the needs either with the existing partners or potentially new partners.

Again, going back to the lease proposed supplemental from Congress on Sunday night of this week, again, who knows how much of this will carry on either through a supplemental being passed or moved on to a full funded year. But there was almost over $1 billion, I think that was earmarked for additional expansion of alternative detention under ICE.

So again, I think the continued investment, not only just for that opportunity but also what we’re seeing in with cities and counties and even the bureau prisons, I think, are good investments. And again, we continue to be really bullish on the business.

But anything to add to that, Dave?

David Garfinkle—CoreCivic Inc—Chief Financial Officer, Executive Vice President

Yes, I think there’s some inertia from the Federal Bureau of Prisons as well to expand the utilization of residential reentry centers whether that’s due to infrastructure, trying to get more people out of prison into the communities and helping them assimilate.

So I think there could be some more funding there that kind of began during the last administration. And it seems to be getting some legs now. So I wouldn’t be surprised if we saw the BOP expand its utilization of our RCs by early release programs, alternatives to detention, and things like that. So I agree that there’s a lot of upside there. And we have a lot of capacity within our community portfolio to accommodate that need.

Marla Marin—Zacks Investment Research, Inc.—Analyst

Okay, thank you.

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Thank you, M.

Operator

Kirk Ludtke, Imperial Capital.

Kirk Ludtke—Imperial Capital, LLC—Analyst

Hi, Damon and David, Brian, Mike, thanks for the call.

David Garfinkle—CoreCivic Inc—Chief Financial Officer, Executive Vice President

Good morning.

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Good morning, Kirk.

David Garfinkle—CoreCivic Inc—Chief Financial Officer, Executive Vice President

Congratulations on the quarter. Just a couple of follow-ups. On the ICE population, did I hear that the immigration bill included funding for 50,000 beds. Did I hear that correctly?

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

That’s correct, yes. The bill that came out Sunday night. And as you know, this was out of the Senate. And you heard this a couple of times during the course of the week where the negotiators of that Bill noted that they were looking at funding for taking up the population of 50,000 beds.

So that’s been part of the talking points with the unveiling of this bill on Sunday. So again, you probably know as well as I, there’s obviously some strong views about that bill on the House. So again, not here to handicap the bill, but at least just want to indicate, that’s at least what the Senate was making relative to that supplemental.

Kirk Ludtke—Imperial Capital, LLC—Analyst

Got it. Well, that’s helpful. Thank you. And where did your ICE population peak pre-pandemic?

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Pre-pandemic, keep me honest with you, Dave, I think in the summer of ‘19, we got near 15,000.

Kirk Ludtke—Imperial Capital, LLC—Analyst

From 11,300 today?

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Yes.

Kirk Ludtke—Imperial Capital, LLC—Analyst

Got it. Thank you. And do you remember what the — how many beds were funded back then?

David Garfinkle—CoreCivic Inc—Chief Financial Officer, Executive Vice President

I know that nationwide populations are around 55,000. I don’t know if they were necessarily funded at that level. It was probably less — I know it was less than that.

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Yes. Actually, I think it was pretty meaningful less than that. Now I think about it.

Kirk Ludtke—Imperial Capital, LLC—Analyst

Interesting. Okay. Thank you. That’s helpful. And then on California City, so now the lease expires in just a couple of months, has the state started to ramp that facility down?

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

They have. Yes, they’ve been going through the steps for kind of deactivation, I think, both population and staffing.

Kirk Ludtke—Imperial Capital, LLC—Analyst

Okay. Got it. And are there any legal limitations as to what you can use that facility for?

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

There are a couple. I don’t know right off the top of my head; I think there’s a few. But obviously, California was in there. And then we’ve had no issues on housing Marshals there and ICE in the past.

David Garfinkle—CoreCivic Inc—Chief Financial Officer, Executive Vice President

Would be the type of inmate that you’re —

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Yes, maybe that’s right. It is type of inmate. And I don’t know off top of my head. We can follow-up with you offline on that. But I suspect there’s probably some limitations on maybe classification or something like that.

Kirk Ludtke—Imperial Capital, LLC—Analyst

Got it. Got it. Thank you. And then on Harris County, that’s a nice win. Can you just expand on that? And how that came about? And why they — because if my Google Maps is working correctly, that’s over 500 miles between Harris County and Tallahatchie. So I’m just curious what maybe —expand on how that came about and why Tallahatchie?

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Yes. Yes, sir. So part of the playbook is that, obviously, we’re always monitoring not only the existing needs with the existing partner, I should say, but also partners like Harris County or potential partners, what’s their system utilization capacity, maybe some challenges that they’re experiencing.

And Houston is — I think that’s where the company really got started. Our very first contract was in Houston almost four years ago. So either in that county in that city really, really well. And so I think they just expressed they had some issues with physical plant. They had some really difficult outcomes here in the last couple of years because of overcrowding. I think there were some staffing issues.

And it’s a pretty big system. Obviously, Metropolitan Houston and Harris County, it’s a big system. Don’t hold me to this, and I think they have almost 10,000 people in their jail system. So what that allowed us to do to kind of your last part of your question about the distance is to say, okay, look at your entire population and is the part of the population that would be well suited and this is individuals. They don’t have to go to jail or go to court every day that could be in a setting of Tallahatchie County.

And of course, we’ll work with them on transportation, video conferencing, and whatnot to keep them connect as appropriate with the courts and the Sheriff’s office here in Harris County. So we’ve got a lot of plays in the playbook on helping them deal with kind of some of the distance issues.

But again, with the system that large, there’s parts of the population that would be well suited again from a distance of — again, you said 500 miles from Houston. If anything you’d add to that, Dave?

David Garfinkle—CoreCivic Inc—Chief Financial Officer, Executive Vice President

Yes. I mean Tallahatchie was a great facility. It was about 25% occupied. So it was a location where we could immediately satisfy the need and bring the detainees in quickly. We could probably — I mean, there’s about seven or eight different customers in that facility. So they’re doing a fantastic job there.

But with the exception of probably a handful of locations where we could accommodate a new customer, like what we did at our Saguaro Facility with Montana, Saguaro Facilities in Arizona, so Montana moved 120 inmates there.

We do have — it’s like 120 and we probably have a dozen facilities, but it’s getting to the point now where we may have to look at activating a new facility to accommodate new contract towards if we see that kind of demand. Obviously, we wouldn’t do that speculatively. It’s expensive to open up and staff a facility in advance of visibility on a customer. But Tallahatchie was a great location where we could accommodate Harris County, and there aren’t many of those left.

Kirk Ludtke—Imperial Capital, LLC—Analyst

Well, that’s interesting. I appreciate it. Thank you.

Operator

Brian Violino, Wedbush.

Brian Violino—Wedbush—Analyst

Great. Good morning. Thanks for taking my question.

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Morning, Brian.

David Garfinkle—CoreCivic Inc—Chief Financial Officer, Executive Vice President

Good morning.

Brian Violino—Wedbush—Analyst

Good morning. Just quickly, you talked quite a bit about the three state and local contract wins you had in the fourth quarter. Could you give us how much EBITDA you anticipate those contracts will contribute in 2024?

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

We haven’t disclosed that, but they’re probably different profiles. One was a facility that was largely occupied the one in Arizona and then Tallahatchie, as I just mentioned, was like 25% occupied. So it’s probably a few million dollars in EBITDA between the two of them over a year, maybe a little bit north of that.

Brian Violino—Wedbush—Analyst

Got it. Okay. Thank you. And then maybe hard for you to answer from your seat, but it seems like DHS has been reallocating funds to ICE for additional bed funding given that we’re over the 34,000 number.

I guess from your perspective, do you anticipate that there’s additional dollars that could be reallocated within DHS? Or do we really need supplemental funding to see bed counts rise much more than there are today?

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Well, the first part of your question, you’re exactly right. That’s really hard to answer. Again, they had that play in the playbook last year. As you know, I think the secretary came out May or June of last year and indicated they were doing a reallocation of funding.

So can they do that again? And do they have the ability? It really be hard for me to say. I don’t know if they even said publicly what the amount was. I think the secretary just came out saying we’re doing it, but I don’t think I ever heard an actual number.

I think population, again, a little bit to the question earlier about you’re currently at the 37,000, 38,000. Again, they’re officially funded at 34,000. Again, that number as Dave said, that was pretty consistent during the fourth quarter. You had a little bit up and down because it’s again seasonality.

So do they feel like they could do that rest of the year? If they come to end of February and March and due to the full funding until the end of fiscal year at 34,000, maybe. Again, we’ll just have to wait and see.

And again, I think for them to go meaningfully above that, and I think this is the last part of your question, it will require additional funding. And again, that could potential be supplemental. We just talked about or they could — I’ll say they’ve got the ability to go ahead and do additional funding through the full funded year, full budget for the full year. So that’s still an option, too.

Again, we’ll be watching, obviously, all these different discussions for these different vehicles where they could increase funding. I don’t know anything you want to add to that, Dave?

David Garfinkle—CoreCivic Inc—Chief Financial Officer, Executive Vice President

No, that’s right.

Brian Violino—Wedbush—Analyst

Great. Thanks. And then just one last one, if I could. Kind of on a similar note. In terms of ICE, looking at ICE facilities, is that something that you think that they can be involved with without supplemental funding potentially looking at some of your vital facilities, maybe even outside of Cal City?

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Well, I guess I’ll say it this way. We have been in the last, I guess, year and it’s a little bit to the discussion we had on staffing. I mean obviously, we’ve worked with ICE for 40 years, so we’re in daily conversations about what their needs are.

And obviously, they’re getting direction from DHS administration and to somewhat from members of Congress. So we’re always having a constant conversation of our capabilities where we’ve got capacity, either that’s in printing facilities or vacant facilities. And then with that, we make certain decisions based on that information on investments we need to do on either CapEx and/or on staff.

And again, that’s a little bit of what we did last year. We felt like before Title 42 went away — as you know, we were at 5,000. We felt like we needed to make some steps to get staffing in place for if and when the ICE populations do go up, we would be prepared for that.

So we’re continuing to have those discussions internally, but also with our customer, and that’s just part of the — kind of normal behavior working with them. And we know that there a lot of eyes on them. And they get a lot of direction from a lot of different stakeholders, but we do our best to acknowledge just to hear what they’re saying, but also make some proactive steps as appropriate. I also want to be prudent on that as appropriate to prepare for any future demand.

But I guess, anything you’d add to that, Dave?

David Garfinkle—CoreCivic Inc—Chief Financial Officer, Executive Vice President

Yes, I’d say if they wanted to consolidate populations from a number of local jails for example, and then consolidate them into one of our facilities, that would not require incremental funding. Because you’re just transferring dollars from multiple facilities into one facility.

So we have had conversations with ICE at a particular facility on that. I haven’t taken action on it yet. But that could be a potential where you could activate another facility without an incremental funding.

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

That’s a good point.

Brian Violino—Wedbush—Analyst

Okay. Great. Thank you. Appreciate it.

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Yes, sir.

Operator

Greg Gibas, Northland Securities.

Greg Gibas—Northland Securities—Analyst

Hey Damon and Dave. Thanks for taking the question. Congrats on the results.

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Thank you, Greg.

Greg Gibas—Northland Securities—Analyst

I was wondering if you could maybe elaborate a little bit more on the assumptions for occupancy and compensation per bed that is implicit in your guidance. It sounds like ICE, not really forecasting a change in population size there. But just if you could talk about kind of any changing dynamics with respect to the split between occupancy changes versus increased revenue per bed.

David Garfinkle—CoreCivic Inc—Chief Financial Officer, Executive Vice President

Yes, on the occupancy front, the forecast is fairly stable, so not much higher than 74%. We’ve talked in past calls about getting to that magical pre-pandemic occupancy of just north of 80%. So the guidance certainly does not include that. It’s probably stable, maybe a slight increase from the 74% occupancy we achieved in the fourth quarter.

With respect to — and that would include the populations that we’re bringing in under the — or have actually already brought in under the four new contracts that we executed during the second half of 2023, as well as some population increases that we saw from a number of states under existing contracts. So those will contribute to increases in occupancy.

On the per diem rate, most of our per diem increases take effect in July particularly from our state customers since that’s when their fiscal years begin. So we’ll be beginning those conversations if we haven’t already, engaging with our partners, talking about our needs for per diem increases related to staffing and other inflationary costs.

So it’s hard to get that visibility now. We take a pretty conservative approach when we talk about per diem increases that we include some of our contracts have stipulated per diem increases in them. In which case, obviously, we’re going to put those per diem increases in the forecast. Others are dependent on appropriations. So depending on the history with a particular customer, we may or may not include that.

Our federal contracts, the other hand, most of them have per diem increases built into those contracts. And so they would be built into the guidance as well. So I’d say probably a pretty average year.

Last year 2023, we were quite successful in per diem increases, particularly from states that hadn’t provided per diem increases during the pandemic. And we continue to provide wage increases as we really need to get a per diem increase to maintain our margins and pay our staff appropriately. So I wouldn’t say we’re forecasting as good a year in 2024 as we had in ‘23. Because ‘23, we were making up for some lost ground during the pandemic.

Greg Gibas—Northland Securities—Analyst

Great. Makes sense. That’s very helpful. And I wanted to follow-up to — it seems like there was some nice profitability upside just from the normalization of expenses, particularly reducing temporary staffing and more so going to a higher percentage of local based, more permanent. And I just wanted to ask if you see that as kind of a tailwind for continued margin improvement in 2024? Or do you kind of see that mostly already normalized?

David Garfinkle—CoreCivic Inc—Chief Financial Officer, Executive Vice President

That’s a great question. I’d say a little bit of both. There are some facilities where we still have some opportunities to normalize the expense structure, but we’ve made a lot of progress. And so if you go back to fourth quarter of 2022 compared with the fourth quarter of 2023, significant reductions, as I pointed out in my prepared remarks.

But I wouldn’t say it’s totally complete. There’s still some opportunities where we could reduce those travel expenses a bit further. We will also be hiring some additional staff, too. So there’s the put and takes on that. But overall, I’d say there’s still some opportunities to normalize expenses.

Brian Violino—Wedbush—Analyst

Okay, good to hear. Thanks guys.

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Thank you.

David Garfinkle—CoreCivic Inc—Chief Financial Officer, Executive Vice President

Thank you.

Operator

(Operator Instructions)

And this does conclude the question-and-answer session of today’s program. I’d like to hand the program back to Damon Hininger for any further remarks.

Damon Hininger—CoreCivic Inc—President, Chief Executive Officer

Thank you so very much and thank you all for joining us our call today. And especially to our investors, thank you for your trust and confidence and your investment in the company.

We look forward to talk to you in May as we talk about our first-quarter results. Have a great day, everyone.

Operator

Thank you, ladies and gentlemen, for your participation in today’s conference. This does conclude the program. You may now disconnect. Good day.